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Kearstin Patterson
Manager Corporate Communications
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kpatterson@biomimetics.com
BioMimetic Therapeutics’ Clinical Investigator Presents
Positive Interim Data on U.S. and Canadian Foot and Ankle Clinical Trials
– Results In Line with Expectations for First 80 Patients –
Franklin, Tenn – July 13, 2007 – BioMimetic Therapeutics, Inc. (BMTI) today announced interim results from its 20 patient U.S. pilot clinical trial and its 60 patient Canadian registration trial assessing the safety and efficacy of GEM OS®1 Bone Graft in foot and ankle fusion indications. Sheldon Lin, M.D., one of the U.S. clinical investigators, presented the results today at the American Orthopedic Foot and Ankle Society (AOFAS) meeting in Toronto, Canada.
The US pilot study is a randomized (2:1 GEM OS1:ABG, respectively), prospective, controlled study, conducted in accordance with an approved Investigational Device Exemption (IDE) comparing GEM OS1 to autogenous bone graft (ABG), which is considered the current gold standard bone graft and requires procuring bone from the patient’s own body. Key findings presented from the updated interim analysis include:
–	50% of the patients in the GEM OS1 group had a smoking history (a risk factor for poor healing) vs. only 17% of patients in the ABG group.

–	Assessment of computerized tomography (CT) scans at six weeks demonstrated 39% of GEM OS1 patients versus 33% of autograft patients exhibited fusion as defined by osseous bridging of greater than 50% of the joint surface, while at 12 weeks 69% of GEM OS1 and 50% of autograft patients had fused.

–	In the physician-scored AOFAS evaluation which measures multiple clinical outcomes for the patient, the GEM OS1 group scored at least equivalent to the autograft group (56 vs. 52 and 59 vs. 58) at 6 and 12 weeks, respectively.

–	Complete clinical union at 24 weeks following surgery for GEM OS1 and autograft was 85% and 100%, respectively.

–	Donor site pain was eliminated by avoiding autograft and operating room procedure time shortened by nearly 20% (26 minutes) with the use of the GEM OS1.

–	There were no GEM OS1-related serious adverse events reported in the study.

The Canadian study is a multi-center, open label trial evaluating GEM OS1 in foot and ankle fusions. Key findings presented from the updated interim analysis of this registration study include:
–	Well over half of the patients included in this interim analysis had at least one risk factor for delayed healing or non-union. For example, 33% of the patients had failed a previous surgical treatment at the affected site and 60% had a history of smoking.

–	Fusion assessed on CT scans occurred in 42% of patients at six weeks and 70% of patients by 12 weeks.

–	The data from this study for GEM OS1 appeared at least comparable to recently published data using ABG which showed 23% mean fusion at six weeks and 48% mean fusion at 12 weeks (Coughlin, FAI, 2006).

–	The AOFAS scores were 49 at six weeks and 63 by 12 weeks.

–	There were no GEM OS1-related serious adverse events reported in the study.
“The data reported today continues to provide encouraging positive results for the use of GEM OS1, demonstrating a high rate of fusion which appears comparable to autograft as measured by both CT scans and clinical assessments,” stated Sheldon Lin, M.D., Associate Professor of Orthopedic Surgery and Chief of the Foot and Ankle Division of the Department of Orthopedics at the New Jersey Medical School in Newark, New Jersey. “The ability to achieve these levels of fusion without the accompanying pain and morbidity for the patient that result from harvesting autograft is very encouraging. Interestingly, one of the two patients in the US trial that did not fuse with GEM OS1 treatment had multiple risk factors (diabetes and smoking) and also failed to fuse when subsequently treated with autograft. This demonstrates the level of difficulty some patients can present as a result of accompanying risk factors.”
Current orthopedic literature suggests overall rates of non-unions for foot and ankle fusions are greater than 10 percent, with higher non-union rates of up to 41 percent seen in smokers, diabetics, obese individuals and patients who are undergoing revision surgeries.
“The primary purpose of the U.S. pilot study was to gain sufficient information on the use of GEM OS1 to allow us to proceed into a pivotal study in the United States and to do so with a well vetted protocol, which we’ve achieved,” commented Dr. Samuel E. Lynch, president and CEO of BioMimetic. “Moreover, the consistency of the clinical results observed thus far in 80 patients between the U.S. and Canadian studies is highly encouraging.”
The interim data from both studies are summarized below:

Summary Pilot Data

	U.S. Study		Canadian Study
	ABG	GEM OS1	GEM OS1
Patient Demographics
Patient Age	43.7	55.2	53.4
Body Mass Index (BMI)	30.5	29.8	29.0
% Smoker/History of Smoking	17%	50%	60%
Procedure Time (minutes)	144	118	105
Device Related Adverse Events	0	0	0
Fusion by CT (Osseous Bridging > 50%)
week 6	33%	39%	42%
week 12	50%	69%	70%
AOFAS Score
week 6	52.3	56.2	49.0
week 12	58.2	59.2	63.0
Data presented on the U.S. study includes follow up on 19 patients (13 GEM OS1 and 6 autograft) . Data presented on the Canadian study includes follow up on 56 and 60 patients at 12 weeks for osseous bridging and AOFAS score, respectively.
The AOFAS Score is an outcome measurement endorsed by the American Orthopedic Foot and Ankle Society. The score is a clinical rating system designed to look at ankle and foot function in a given patient. The maximum score is 100, with the higher score indicating better post-surgery joint function. The measurement is designed to assess pain (40 points), function including movement (50 points) and alignment of the hindfoot and ankle (10 points). This score can be used to evaluate a patient’s progress from pre to post surgical treatment.
The slides highlighting the U.S. and Canadian orthopedic clinical trial data presented by Dr. Lin at the AOFAS meeting will be included in a Form 8-K filed with the Securities and Exchange Commission. The Form 8-K will be accessible on the Company’s website (www.biomimetics.com).
A conference call to discuss the U.S. orthopedic data will be held today, Friday, July 13 at 12:00 p.m. EDT. The call can be accessed by dialing 866-356-4441 (passcode 82199928). The international dial in number is 617-597-5396. The same passcode applies. Participants should dial in 15 minutes prior to the 12:00 p.m. call. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com. The webcast will be archived for at least 30 days following the call.
GEM OS1
BioMimetic is developing GEM OS1 for use in open surgical treatment of fractures and bone fusions where the use of bone graft, a material used to augment bone healing, is indicated. GEM OS1 is designed to be placed directly into an open surgical site to stimulate bone regeneration. The combination of the two GEM OS1 components, recombinant human platelet-derived growth factor (rhPDGF) and Beta-tricalcium phosphate (Beta-TCP) is key to the product candidate’s overall effectiveness. rhPDGF is intended to provide the biological stimulus for tissue regeneration by stimulating the in- growth and proliferation of osteoblasts, cells responsible for the formation of bone, while Beta-TCP provides a framework or scaffold for new bone growth to occur.
Foot and Ankle Procedures
In the United States, an estimated 1 million procedures are performed annually involving fusions and corrective surgeries of the foot and ankle, including fracture fixation, joint fusions and corrective osteotomies. Many of these procedures will incorporate bone graft to encourage the bone healing process. Foot and ankle fusion procedures are primarily performed in patients with severe osteoarthritis who do not respond to more conservative treatments. In a fusion procedure, the joint space between adjacent bones is surgically prepared and treated with a graft material to stimulate a fusion, or permanent connection of the two bone ends. This connection eliminates the pain associated with the movement of the joint. Typically, foot and ankle fusions are performed with bone material harvested from the patient (i.e, autograft), which is obtained as the result of a second surgical procedure. Harvesting autograft has significant drawbacks, which include requiring a second surgical site to harvest the graft, pain and morbidity associated with the second surgery and inconsistent volume and quality of the bone material harvested. GEM OS1, which is being developed as a fully synthetic substitute for autograft, eliminates the need for this second surgery. In foot and ankle surgery, non-unions are a common post-operative complication. This suggests a clear need for novel therapies such as GEM OS1 to improve healing rates in foot and ankle fusion applications. The U.S. market for bone graft substitutes, which includes synthetics, allografts and growth factors, was estimated at $1.4 billion in 2006. This market is expected to grow as surgeons seek suitable alternatives to the harvesting of autologous bone, which is still the most frequently used form of bone graft.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active recombinant protein-device combination products for the healing of musculoskeletal injuries and disease, including orthopedic, periodontal, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing with its product candidates GEM OS®1 and GEM OS®2 in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the arm. The Company’s product and lead product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight and approval, and other risks detailed in the company’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson, corporate communications, at 615-236-4419.